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                                                                    Exhibit 4.1
                                          Standard & Poor's
                                          A Division of the McGraw-Hill
                                          Companies



55 Water Street, 45th Floor         Frank A. Ciccotto, Jr.
New York, New York 10041            Managing Director
Tel 212-438-4417                    E-Business Services
Fax 212-438-7748
frank ciccotto@standardandpoors.com


                                                              November 29, 2001

Salomon Smith Barney Inc.
388 Greenwich Street
New York, N.Y. 10013

JPMorgan Chase Bank
4 New York Plaza
New York, N.Y. 10004

Re:Tax Exempt Securities Trust, National Trust 286, California Trust 189,
   Maryland Trust 120 and New York Trust 201

Gentlemen:

   We have examined Registration Statement File Nos. 333-71206, 333-64373, 333-71490 and 333-71732 for the above-mentioned trusts. We hereby acknowledge that Kenny S&P Evaluation Services, a division of J.J. Kenny Co., Inc. is currently acting as the evaluator for the trusts. We hereby consent to the use in the Registration Statement of the reference to Kenny S&P Evaluation Services, a division of J.J. Kenny Co., Inc. as evaluator.

   In addition, we hereby confirm that the ratings indicated in the Registration Statement for the respective bonds comprising the trust portfolios are the ratings indicated in our KENNYBASE database as of the date of the evaluation report.

   You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

                                          Sincerely,

                                          /S/ FRANK A. CICCOTTO
                                          ----------------------
                                          FRANK A. CICCOTTO
                                          Vice President